EXHIBIT 21.1

Subsidiaries of Universal Compression Holdings, Inc.

Beijing Universal Compression Technical Services Company Ltd.	China
Compression Services de Mexico, S.A. de C.V.	Mexico
Compressor Systems International, Inc.	Delaware
Energy Dynamics de Venezuela, C.A.	Venezuela
Enterra Compression Investment Company	Delaware
Oceanic Compression Services, Pty. Ltd.	Australia
Probalance Engenharia Ltda.	Brazil
PT Universal Compression Indonesia	Indonesia
UC Canadian Partnership Holdings Company	Nova Scotia
UC Canadian Partnership Minority Holdings Company	Nova Scotia
UCO Compression 2005 LLC	Delaware
UCO Compression Holding, L.L.C.	Delaware
Universal Compression (Australia) Pty Ltd.	Australia
Universal Compression (Ontario), Ltd.	British Virgin Islands
Universal Compression (Thailand), Ltd.	Thailand
Universal Compression Argentina, SA	Argentina
Universal Compression Bolivia LTDA	Bolivia
Universal Compression B.V.	The Netherlands
Universal Compression Canada, Limited Partnership	Nova Scotia
Universal Compression Canadian Holdings, Inc.	Delaware
Universal Compression de Mexico, S.A. de C.V.	Mexico
Universal Compression de Venezuela Unicom, C.A.	Venezuela
Universal Compression del Peru, S.R.L.	Peru
Universal Compression Finance Company, Ltd.	Barbados
Universal Compression Holdings Canada Company	Nova Scotia
Universal Compression International Holdings, S.L.U.	Spain
Universal Compression International, Inc.	Delaware
Universal Compression International, Ltd.	Cayman Island
Universal Compression LTDA	Brazil
Universal Compression of Colombia, Ltd.	Cayman Island
Universal Compression Services de Venezuela, C.A.	Venezuela
Universal Compression Services, LLC	Delaware
Universal Compression, Inc.	Texas
Uniwhale de Columbia E.U.	Cayman Island
Uniwhale Ltd.	Cayman Island
Quimex S.A.	Switzerland
Excel Energy Services	Nigeria